Exhibit 99.(p)(11)

GLOBAL EVOLUTION CODE OF ETHICS	1
January 2025

GLOBAL EVOLUTION

CODE OF ETHICS

Document type:	Policy
Function(s):	All
Responsible:	Senior Management
Date:	January 2025

1 PURPOSE AND OVERVIEW

Application. The Code of Ethics (“Code”) is applicable to all officers, directors (or other person occupying a similar status or performing similar functions), employees (temporary and permanent), and any other person who provides advice and is subject to the supervision and control of Global Evolution Asset Management A/S and all of its subsidiary and linked entities, including Global Evolution USA, LLC (hereinafter “Global Evolution” or “Company”)1, who are deemed to be “Access Persons”.

Pursuant to the “Participating Affiliate” arrangement in place between Global Evolution and it’s affiliated entities, certain Access Persons of Global Evolution A/S will be considered “Associated Persons” and therefore will need to comply with this Code of Ethics. All Access Persons of Global Evolution USA LLC and anyone deemed to be an Associated Person, together will be considered Access Persons for the purpose of this Code.

For Access Persons who work on behalf of Global Evolution USA, LLC and are located outside of the U.S., the Code of Ethics will only be applicable if you are listed as an “Access Person”2. For purposes of this Code, an “Access Person” is a member of staff who works in any of the following departments:

•	Investment
•	Research

All other members of staff based outside the U.S. are exempt from this Code of Ethics but will need to comply with their local policies.

The Legal and Compliance team maintains a list of all Access Persons and makes all Access Persons explicitly aware of their role as Access Persons both during and after their employment at the Company, to allow them to be fully aware that they are within scope of this Code of Ethics. If you have any questions about whether you are deemed in scope of this Code, please discuss with the Legal and Compliance Team.

Purpose. The Code summarizes the values, principles and business practices that guide the business conduct of the Company and also provides a set of basic principles to guide Access Persons regarding the minimum ethical requirements expected of them. The Code supplements the Company’s existing employee policies and various other codes of ethics, conflict of interest, and other policies and procedures that have been adopted by the Company or by particular entities within the Company. All Access Persons are expected to become familiar with the Code and to apply these principles in the daily performance of their jobs.

[1]	For the avoidance of doubt, the term Access Persons does not intend to cover independent members of the Board of Directors.

[2]	An “Access Person” is a Supervised Person who has access to non-public information. regarding any client’s purchase or sale of securities, is involved in making securities. recommendations to clients or has access to such recommendations that are non-public.

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Overriding Responsibilities. It is the responsibility of all Access Persons to maintain a work environment that fosters fairness, respect and integrity. The Company requires all Access Persons to conduct themselves in a lawful, honest and ethical manner in all of the Company’s business practices.

Questions. All Access Persons are expected to seek the advice of a supervisor, a manager, or the Legal and Compliance Team for additional guidance or if there is any question about issues discussed in this Code.

Violations. If any Employee observes possible unethical or illegal conduct, such concerns or complaints must be reported as set forth in the section “Reporting Violations of the Code”.

Certification and Acknowledgement: At least annually, all Access Persons shall certify their understanding and compliance with this Code of Ethics in the form provided via the PADPal system.

2 PROFESSIONALISM

The Company wishes at all times to maintain high ethical standards in relation to the Company’s clients, the financial sector and the general public. All Access Persons of the Company are required to comply with all of the applicable Danish laws and regulations as well as applicable laws and regulations of other countries, in which the Company conducts its business. Local laws may in some instances be less restrictive than the principles set forth in this Code. In those situations, Access Persons should comply with the Code, even if the conduct would otherwise be legal under applicable laws. On the other hand, if local laws are more restrictive than the Code, Access Persons should comply with applicable laws, as e.g. in the United States of America, where advisers are deemed to have fiduciary obligations to clients.

Access Persons must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Access Persons must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

With regard to the Company’s service as sub-adviser to a mutual fund, U.S. requirements (Rule 17j-1) imposes additional duties. Under the requirements, it is unlawful for any employee of the Company, in connection with the purchase or sale by such person of a security held or to be acquired by the fund:

•	To employ any device, scheme or artifice to defraud the fund;
•	To make any untrue statement of a material fact to the fund or omit to state a material fact necessary to prevent statements made to the fund from being misleading;
•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the fund; or
•	To engage in any manipulative practice with respect to the Fund.

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3 INTEGRITY OF CAPITAL MARKETS

Material Non-public Information. Access Persons who possess material non-public information that could affect the value of an investment must not act or cause others to act on the information.

Market Manipulation. Access Persons must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

Market manipulation is defined as actions which are suited to impact the quotation of securities in a direction that deviates from the securities’ market value, including:

•	spreading information through the media, which may give false or misleading signals about the offering of securities;
•	transactions or orders suited at providing false or misleading signals of supply or demand or the price of securities;
•	transactions or orders where fictitious arrangements or other kinds of deceit or fabrications are used; and
•	transactions or orders, where one or more persons in common cause the price of one or more securities to be at an abnormal or artificial level.
•	The Company’s rules against market manipulation are further described in the Business Procedures.

4 DUTIES TO CLIENTS

All Access Persons have a duty of loyalty to the clients and must act with reasonable care and exercise prudent judgment. Access Persons must act for the benefit of the clients and place the clients’ interests before their Global Evolution’s or their own interests.

4.1 Conflicts of Interest

Avoidance of Conflicts of Interest. All Access Persons are required to conduct themselves in a manner and with such ethics and integrity so as to avoid a conflict of interest, either real or perceived.

Conflict of Interest Defined. The Company hereby identifies and discloses a range of circumstances which may give rise to a conflict of interest and potentially, but not necessarily, be detrimental to the interests of one or more clients. Such a conflict of interest may arise if the Company, or any person directly or indirectly controlled by the Company or a client, is likely to make a financial gain, or avoid a financial loss, contrary to the best interest of a client. The Company will manage conflicts of interest as described in “Policy on prevention and management of Conflicts of Interest”.

Potential Conflict Situations. The Company has identified the following circumstances which may give rise to a conflict of interest:

1.	The Company may provide advice to clients that benefits the Company, its Access Persons and related legal persons, or to clients whose interests may be in conflict or competition with other clients’ interests;
2.	The Company, its Access Persons and related legal persons may have, establish, change or cease to have positions in securities, foreign exchange or other financial instruments covered by an investment services provided to clients;

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3.	The Company provides advice to clients/funds with different fee structures including funds with a significant performance fee elements.
4.	The Company manages client accounts/funds with different sustainability preferences
5.	The Company may receive from or pay inducements to third parties due to the referral of new clients.
6.	The Company may act on behalf of a client portfolio in relation to transactions in which it is also acting on behalf of another client portfolio (Cross trades between clients);
7.	The Company may select counterparties for specific trades based on the ability and willingness of the counterparties’ analysts to provide meaningful research material, which would benefit the Company in terms of reduced research costs.
8.	The Company may execute transactions on behalf of its clients with counterparties affiliated to Global Evolution;
9.	The Company of its founders may seed the group owned UCITS.
10.	The Company may make a determination on the valuation of client assets.

Critical arrangements for managing conflicts of interest include the following:

1.	All Access Persons are bound by professional secrecy and confidential information is only to be shared if essential for performing a job function (and maybe require client consent before disclosure);
2.	All Access Persons are at all times bound to act loyally to the Company and be in full compliance with its procedures;
3.	All Access Persons receive instructions and guidance regarding managing of conflicts of interest;
4.	All Access Persons are bound by the Company’s rules and guidelines for employee trading as in force and effect from time to time;
5.	All representatives of the Company hold a license if a license is required for performing the business in the country where the representative is registered;
6.	All clients are to be treated fairly. Securities will be allocated in accordance with the sub-advisor’s trade allocation policy.
7.	The Company does not trade with affiliated counterparties on behalf of its clients;
8.	The Company has procedures in place for and monitors the giving and receiving of entertainment and gifts;
9.	The Company has in place procedures for the investment process;
10.	The Company has an independent compliance function which from time to time controls that the Company complies with existing regulation, and the effectiveness of its policies and procedures for managing conflicts of interest. The Company has separated the risk management function from the operating units, including from the function of investment management.

Disclosure of Conflicts. The Company must disclose the general nature of and sources of conflict of interest to its clients before providing any advisory services. Global Evolution USA, LLC must disclose all such conflicts within its Form ADV and must provide a copy of its most recent Form ADV before initiating any client relationship.

Questions Regarding Conflicts. All questions regarding conflicts of interest and whether a particular situation constitutes a conflict of interest should be directed to the Head of Legal and Compliance.

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Suitability. When Access Persons are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

Performance Presentation. When communicating investment performance information, Access Persons must make reasonable efforts to ensure that it is fair, accurate and complete and in compliance with applicable regulation.

4.2 Client Confidentiality

No person affiliated with Global Evolution, (for purpose of this paragraph this includes members of the Board of Directors, in addition to Executive Management and Access Persons of Global Evolution) may, without due cause, divulge or use confidential information obtained from clients during the performance of their duties. The client confidentiality obligation means that any sharing of client information, also inside Global Evolution, must only take place if necessary, for such other person being able to perform their duties. Access Persons should be aware not to discuss client information or other confidential information in any public office space or around external guests in the offices (e.g. the canteen, kitchen, coffee station or lobby). Access Persons of Global Evolution have access to various internal and external information and systems to perform their duties. Access Persons must only access such information which is specifically required to perform such duties.

5 GIFT & ENTERTAINMENT POLICY

Access Persons should not accept or provide any gifts, entertainment or favors that might be perceived to influence the decisions the Employee or the recipient must make in business transactions involving Global Evolution or its clients. In addition, entities with whom Global Evolution conducts business includes, but is not limited to, current/prospective clients, custodians, service providers, portfolio companies, consultants, or broker-dealers.

Procedures

Access Persons are responsible for reporting gifts and entertainment given or received to the Legal and Compliance Team for recording on the Gift and Entertainment Registry in accordance with the rules below.

a.	Gifts or entertainment (such as cinema or sports tickets) in excess of US$50 but below $250 (or the equivalent in other currencies) must be reported to the Gift and Entertainment Registry. Access Persons who receive or plan to give a gift in excess of $250 must obtain prior, written approval from the Legal and Compliance Team before any action may be taken. The value of any such gift given to or received from the same person or entity must be calculated on an individual and/or aggregate basis over the course of a 12 month period.
b.	Meals are not considered gifts or entertainment but rather business expenses and, therefore, not recorded in the Gifts and Entertainment Registry. Nevertheless, any invitations for meals given or received that may be perceived extravagant or otherwise inappropriate is subject to pre-clearance by the Legal and Compliance Team.

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6 U.S. POLITICAL CONTRIBUTIONS

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) addresses practices commonly known as “pay to play,” where an investment adviser or its Access Persons directly or indirectly make contributions or other payments to certain U.S. public officials or candidates with the intent of soliciting investment advisory business. Violations of the Pay to Play Rule can have serious implications. Specifically, the Firm can be precluded from receiving fees from a U.S. state or local government entity for up to two years following the violative contribution.

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of an Employee through a family member or friend). This term includes contributions made to a political action committee (“PAC”) which is an organization that raises money privately to influence elections or legislation.

Procedures

The following governs contributions to government and political officials:

a.	Contributions to any government or political officials of frontier or emerging countries are strictly prohibited.
b.	Inviting government or political officials for a meal is allowed if such meal is a natural extension of an official meeting. The expenses for such meal must be normal for the relevant country and not able to be perceived excessive or extravagant.
c.	Access Persons must report any gifts or meals given to government or political officials to the Gift and Entertainment Registry including a list of participants and the expense per person, where applicable.
d.	Political contributions to any U.S. federal, state or local political official require the prior written approval from the Legal and Compliance Team. Exceptions from this pre-approval requirement include any political contributions to the election campaign for any candidate for US President, as well as “de miminis” contributions to any other candidate defined as contributions, made by a natural person, to officials for whom the natural person was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the covered associate was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

Irrespective of the business purpose and value, Access Persons have the responsibility for pre-clearance of any expense on any clients or prospects that could be considered extravagant or otherwise inappropriate.

If pre-clearance of an expense on a client or prospective client, or the receipt of a gift or entertainment, is not feasible (e.g., participation in a sponsored event during a research trip), the Employee must report the gift or entertainment as soon as practicable.

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7 OUTSIDE BUSINESS ACTIVITIES

Access Persons are expected to devote all or substantially all of their business time to performing their duties to the Firm. Business activities other than employment at the Firm may present conflicts of interest. Accordingly, each Employee must disclose upon hire all Outside Business Activities. In addition to disclosing existing Outside Business Activities, Access Persons must receive the written approval from the Legal and Compliance team before engaging in any new Outside Business Activity.

“Outside Business Activities” captured under this policy include, but not limited to, any activity that calls for a material time commitment or provides compensation in return for investment-related or other-business- related activity. The following Outside Business Activities are also captured: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as a consultant, teacher, lecturer, publisher of articles or radio or television guest.

8 PERSONAL SECURITIES TRADING

Rule 204A-1 under the Advisers Act requires the Company’s Code to impose certain restrictions on the personal securities transactions of Access Persons and Covered Persons. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts and to minimize risks of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Access Persons, must avoid any conflict or perceived conflict with the interests of the Firm, the Clients and the underlying investors.

8.1 Investment Restrictions & Pre-Approval

Access Persons are allowed to conduct personal securities trading, subject to these rules.

8.1.1 Pre-approval Required for All Employee Securities Transactions

Employees must obtain pre-approval for all their reportable transactions before directly or indirectly acquiring, buying or selling any beneficial interest in security, debt or equity, including any investment in a limited offering. Pre-approval requests must be submitted via the internal Teams app PADpal (or “the System”).

Transactions which are not restricted (see Restricted Transactions section) or emerging market securities, will be automatically pre-approved in the System and such approvals do not expire. Because trading in emerging market securities could potentially pose a conflict with client trading, requests to trade an emerging market security or Global Evolution Funds must be manually reviewed by Legal and Compliance. Therefore, there is an option to request compliance for approval if the System declines a transaction.

Legal and Compliance must, consult with the Head of Corporate Strategy and assess if the transaction is a current holding of any client portfolio or is of any potential interest for trading with the corporate team. If there is no conflict, the request to transact in the security will be approved and will be valid for 14 days.

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For the purpose of these rules, “beneficial interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities.

An employee is deemed to have a beneficial interest in securities owned by members of his or her immediate family residing in the same household, securities in a pension scheme that is controlled by the employee or securities owned by companies controlled by the employee. Any uncertainty as to whether an employee has a beneficial interest in a security should be brought to the attention of the Compliance Officer.

8.1.2 Restricted Transactions

All Access Persons are prohibited from acquiring a beneficial interest in:

a.	any securities in an initial public offering, or
b.	any derivatives transactions (e.g. futures, forwards, options, warrants and contracts for differences on equities, bonds and currencies), whether exchange traded or over-the-counter, except for derivatives transactions entered into to hedge physical assets and transactions related to home loans, or such derivatives (e.g. warrants) that may be awarded as a part of a corporate action,

8.1.3	Holding Period

All investments, whether freely tradable or subject to pre-approval, must be held for a minimum of 21 days, subject to the discretion of the Legal and Compliance Team in unexpected circumstances.

8.2	Reporting Requirements

Once a transaction has been pre-approved the employee is allowed to execute the transaction in the market. Hereafter the employee must also execute the transaction in the System in order for it to show up in the employee’s holdings report.

Each Quarter end the Employee must submit, no later than 30 days after quarter end, an attestation in the System confirming if they executed any reportable transactions during the quarter and if the holdings within the System are correctly reconciled with their accounts.

The Legal and Compliance Team is responsible for controlling that the attestations are completed in time.

8.2.1	Holdings reports

Any new employee must submit all their current holdings to the System no later than 10 days after joining the Company and provide to Legal and Compliance an account holding statement from their bank with information which must be current as of a date no more than 45 days prior to joining.

For the purposes of these rules, “holdings” means any account where the Access Persons can purchase or sell single name securities and has full or partial control over the investment decision making process. All employes must submit, via the System, a report of the Employee’s current securities holdings:

a.	at least once each 12-month period, on or before January 30 of each calendar year, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.
b.	no later than 30 days after the end of a quarter in which a new account is established.

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8.2.2	Transaction reports

Once a transaction has been pre-approved the employee is allowed to execute the transaction in the market. Hereafter the employee must also execute the transaction in the System in order for it to show up in the employee’s holdings report.

Each Quarter end the Employee must submit, no later than 30 days after quarter end, an attestation in the System confirming if they executed any reportable transactions during the quarter and if the holdings within the System are correctly reconciled with their accounts.

The Legal and Compliance Team is responsible for controlling that the attestations are completed in time.

8.2.3	Pre-approval and Reporting for Related Persons

Access Persons should be aware that pre-approval of securities transaction in accordance with the rules above also apply for transactions for Related Persons.

Access Persons are furthermore obliged to provide holding reports and transaction reports for Related Persons in accordance with the rules above.

A Related Person is anybody, where the employee directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect profit or other interest in the securities, or any person to which the employee provides material economic support.

A Related Person will specifically be:

•	any member of an employee’s immediate family sharing the same household
•	any company or partnership where the employee is a controlling shareholder/partner of the entity or has or share investment control over the entity’s portfolio
•	any other accounts over which the Employee will be deemed to have a beneficial interest

The term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

8.2.4	Exceptions from reporting requirements

Access Persons do not need to submit:

a.	Any report with respect to securities held in accounts over which the Employee or Related Person had no direct or indirect influence or control; Access Persons will be required to submit a form attesting that they have no influence or control over the investments in the account. (For examples accounts over which the Employee or Related Person has delegated complete discretion to another person, such as a blind trust, sitting on the investment board of a civic organization, local foundation, etc.)
b.	A transaction report with respect to transactions effected pursuant to an automatic investment plan[3];

[3]	Program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

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c.	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements provided the confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter.

The Legal and Compliance Team or other designated persons will review the reporting of all Access Persons and their Related Persons other than the Head of Legal & Compliance, whose reporting will be reviewed by the CEO.

9 ACCOUNTABILITY FOR ADHERENCE TO THE CODE

a.	Honesty and Integrity. The Company is committed to uphold ethical standards in all of its corporate and business activities. All Access Persons are expected to perform their work with honesty, truthfulness and integrity and to comply with the general principles set forth in the Code. Access Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code.

b.	Disciplinary Actions. A violation of the Code may result in appropriate disciplinary action. Nothing in this Code restricts the Company from taking any disciplinary action on any matters pertaining to the conduct of an Employee, whether or not expressly set forth in the Code.

c.	Annual Certifications. Access Persons will be required to certify annually, on a form to be provided by the Legal and Compliance Team, that they have received, read and understand the Code and any amendments and have complied with the requirements of the Code. These annual compliance certifications are due by January 30.

d.	Training and Educational Requirements.

i.	Orientation. New Access Persons will receive a copy of the Code during the orientation process conducted and shall acknowledge that they have received, read and understand the Code and will comply with the requirements of the Code.

ii.	Continuing Education. Access Persons shall be required to complete such additional training and continuing education requirements regarding the Code and matters related to the Code as the Company shall from time to time establish.

10 REPORTING VIOLATIONS OF THE CODE

a.	Questions and Concerns. Described in this Code are procedures generally available for addressing ethical issues that may arise. As a general matter, if an Employee has any questions or concerns about compliance with this Code, he or she is encouraged to speak with his or her supervisor or the Legal and Compliance Team.

b.	Responsibility to Report Violations of the Code and Law. As part of its commitment to ethical and lawful conduct, Global Evolution requires Access Persons to promptly report any suspected violations of this Code or law to the Legal and Compliance Team.

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c.	Confidentiality and Investigation. Global Evolution will treat the information set forth in a report of any suspected violation of the Code or law, including the identity of the caller, in a confidential manner and will conduct a prompt and appropriate evaluation and investigation of any matter reported. Access Persons are expected to cooperate in any investigations of reported violations.

d.	Protection of Access Persons. It is a violation of this Code to retaliate against anyone who has made a good faith report of any conduct which he or she reasonably believes constitutes a violation of the law or the Code or is otherwise illegal or unethical. An Employee may not be discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against in the terms and conditions of employment on account of having provided Global Evolution or a regulatory or law enforcement agency with information about, or otherwise assisted the Company or a regulatory or law enforcement agency in any investigation regarding, any conduct which the Employee reasonably believes constitutes a violation of any law or the Code or is otherwise unethical or illegal.

e.	Whistleblower regime. In accordance with the Danish Investment Firm Act and the Danish Whistelbelower Act, Global Evolution has established a Whistleblower regime under which Access Persons are encouraged to file complaints relating to Global Evolution’s Access Persons’ or board members’ actual or potential violation of financial regulation and criminal offences. The regime offers protection to any officer or employee, who files a compliant in good faith under the policy, against retaliation and provides anonymity if requested. Complaints are submitted to and handled in accordance with the Whistleblower Policy. The reporting form is accessible via a link on Global Evolution’s website www.globalevolution.com/whistleblower-policy/

f.	Section 21F-17 of the U.S. Securities Exchange Act of 1934 prevents retaliation by an employer against any employee that provides information in writing that relates to a possible violation of the US federal securities laws (including any law, rule, or regulation subject to the jurisdiction of the Commission) that has occurred, is ongoing, or is about to occur. The U.S. law also prohibits any employer from issuing any policy, procedure or provision in any agreement that impedes an employee from reporting possible violations of federal law or regulation directly to the SEC. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

11 INTERNAL USE

The Code is intended solely for internal use by Global Evolution and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

An Investment Adviser registered with the United States Securities and Exchange Commission (“SEC”)4 must describe its Code of Ethics adopted pursuant to SEC Rule 204A-1 on its disclosure document, SEC Form ADV Part 2A, and explain that a copy will be provided to any client or prospective client upon request.

An Investment Adviser providing services to a mutual fund registered under the U.S. Investment Company Act of 1940 must have its Code, and material changes to the Code, approved by the Board of such fund in accordance with, and within the time periods prescribed by, Rule 17j-1 under the 1940 Act. Furthermore,

[4]	Which includes Global Evolution USA, LLC.

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mutual fund advisers are responsible for submitting an annual report to the fund’s board. The annual report shall:

•	Certify that procedures have been adopted to reasonably prevent Access Persons from violating this Code.

•	Describe any issues arising under this Code or procedures since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

•	Identify any recommended changes in the existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.

12 RECORD RETENTION

The following records shall be maintained:

•	A copy of each Code of Ethics in effect at any time within the past 5 years;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation for at least 5 years after the end of the fiscal year in which the violation occurs;

•	A copy of each report made by an Access Persons in accordance with the Code for at least 5 years after the end of the fiscal year in which the report is made;

•	A record of all persons, currently or within the past 5 years, who are or were required to make reports or who are or were responsible for reviewing these reports;

•	A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least 5 years after the end of the fiscal year in which the approval is granted.

13 REVIEW AND APPROVAL OF THIS POLICY

The review and approval of this policy and the related documents are the responsibility of Executive Management. Any amendments or revisions to this policy and the related documents are communicated to relevant staff in a timely manner.

This policy is reviewed and approved by Senior Management on an annual basis.

Version	Approval Date	Revision details	Made by	Approved by
1.		New Template, January 2025	LW	Senior Management

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Disclaimer & Important Disclosures

Global Evolution Asset Management A/S (“GEAM”) is incorporated in Denmark and authorized and regulated by the Finanstilsynets of Denmark (the “Danish FSA”). GEAM DK is located at Buen 11, 2nd Floor, Kolding 6000, Denmark.

GEAM has a United Kingdom branch (“Global Evolution Asset Management A/S (London Branch)”) located at Level 8, 24 Monument Street, London, EC3R 8AJ, United Kingdom. This branch is authorized and regulated by the Financial Conduct Authority under FCA # 954331. In Canada, while GEAM has no physical place of business, it has filed to claim the international dealer exemption and international adviser exemption in Alberta, British Columbia, Ontario, Quebec and Saskatchewan.

In the United States, investment advisory services are offered through Global Evolution USA, LLC (‘Global Evolution USA”), a Securities and Exchange Commission (“SEC”) registered investment advisor. Global Evolution USA is located at: 250 Park Avenue, 15th floor, New York, NY. Global Evolution USA is a wholly owned subsidiary of Global Evolution Financial ApS, the holding company of GEAM. Portfolio management and investment advisory services are provided to GE USA clients by GEAM. GEAM is exempt from SEC registration as a “participating affiliate” of Global Evolution USA as that term is used in relief granted by the staff of the SEC allowing U.S. registered investment advisers to use investment advisory resources of non-U.S. investment adviser affiliates subject to the regulatory supervision of the U.S. registered investment adviser. Registration with the SEC does not imply any level of skill or expertise. Prior to making any investment, an investor should read all disclosure and other documents associated with such investment including Global Evolution’s Form ADV which can be found at https://adviserinfo.sec.gov.

In Singapore, Global Evolution Fund Management Singapore Pte. Ltd (“Global Evolution Singapore”) has a Capital Markets Services license issued by the Monetary Authority of Singapore for fund management activities. It is located at Level 39, Marina Bay Financial Centre Tower 2, 10 Marina Boulevard, Singapore 018983.

GEAM, Global Evolution USA, and Global Evolution Singapore, together with their holding companies, Global Evolution Financial Aps and Global Evolution Holding Aps, make up the Global Evolution group affiliates (“Global Evolution”).

Global Evolution, Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries. Conning has investment centers in Asia, Europe and North America.

Conning, Inc., Conning Investment Products, Inc., Goodwin Capital Advisers, Inc., Octagon Credit Investors, LLC, PREP Investment Advisers, L.L.C. and Global Evolution USA, LLC are registered with the SEC under the Investment Advisers Act of 1940 and have noticed other jurisdictions they are conducting securities advisory business when required by law. In any other jurisdictions where they have not provided notice and are not exempt or excluded from those laws, they cannot transact business as an investment adviser and may not be able to respond to individual inquiries if the response could potentially lead to a transaction in securities.

Conning, Inc. is also registered with the National Futures Association. Conning Investment Products, Inc. is also registered with the Ontario Securities Commission. Conning Asset Management Limited is Authorised and regulated by the United Kingdom’s Financial Conduct Authority (FCA#189316); Conning Asia Pacific Limited is regulated by Hong Kong’s Securities and Futures Commission for Types 1, 4 and 9 regulated activities; Global Evolution Asset Managment A/S is regulated by Finanstilsynet (the Danish FSA) (FSA #8193); Global Evolution Asset Management A/S (London Branch) is regulated by the United Kingdom’s Financial Conduct Authority (FCA# 954331); Global Evolution Asset Management A/S, Luxembourg branch, registered with the Luxembourg Company Register as the Luxembourg branch(es) of Global Evolution Asset Management A/S under the reference B287058. It is also registered with the CSSF under the license number S00009438.. Conning primarily provides asset management services for third-party assets.

This publication is for informational purposes and is not intended as an offer to purchase any security. Nothing contained in this communication constitutes or forms part of any offer to sell or buy an investment, or any solicitation of such an offer in any jurisdiction in which such offer or solicitation would be unlawful.

All investments entail risk, and you could lose all or a substantial amount of your investment. Past performance is not indicative of future results which may differ materially from past performance. The strategies presented herein invest in foreign securities which involve volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging and frontier markets. Derivatives may involve certain costs and risks such as liquidity, interest rate, market, and credit.

While reasonable care has been taken to ensure that the information herein is factually correct, Global Evolution makes no representation or guarantee as to its accuracy or completeness. The information herein is subject to change without notice. Certain information contained herein has been provided by third party sources which are believed to be reliable, but accuracy and completeness cannot be guaranteed. Global Evolution does not guarantee the accuracy of information obtained from third party/other sources.

The information herein is not intended to provide, and should not be relied upon for, accounting, legal or tax advice or investment recommendations.

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